EXHIBIT B

PERSONS WHO MAY BE DEEMED IN CONTROL OF
VICTORIA SQUARE VENTURES INC.

Set forth below is the (i) name, (ii) principal business address and (iii) citizenship or place of organization of each person who may be deemed, for purposes of this Statement, to control the Filing Persons.

(i)	Power Corporation of Canada
(ii)	751 Square Victoria, Montreal (Quebec), Canada H2Y 2J3
(iii)	Canada

(i)	Gelco Enterprises Ltd.
(ii)	40 Wellington Row, P.O. Box 6850, Station A, St. Johns, News Brunswick, Canada E2L 453
(iii)	Canada

(i)	Nordex Inc.
(ii)	40 Wellington Row, P.O. Box 6850, Station A, St. Johns, News Brunswick, Canada E2L 453
(iii)	Canada

(i)	Paul G. Desmarais
(ii)	751 Square Victoria, Montreal (Quebec), Canada H2Y 2J3
(iii)	Canada